PROSPECTUS SUPPLEMENT NO. 7
TO PROSPECTUS DATED JANUARY 15, 2002

$2,012,500,000

Medtronic, Inc.

1.25% Contingent Convertible Debentures due 2021
and
Shares of Common Stock Issuable Upon Conversion of the Debentures

        This prospectus supplement supplements information contained in the prospectus dated January 15, 2002 covering the resale by selling securityholders of our 1.25% Contingent Convertible Debentures due 2021, or the Debentures, and shares of our common stock issuable upon conversion of the Debentures. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto. The terms of the Debentures are set forth in the prospectus.

        Investing in the Debentures involves risks. See "Risk Factors" section beginning on page 6 of the prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The information in the table appearing under the caption "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto:

Name	Aggregate Principal Amount of Debentures Beneficially Owned and Offered	Percentage of Debentures Outstanding	Number of Shares of Common Stock Offered[1]
Deephaven Domestic Convertible Trading Ltd.	28,365,000	1.41%	458,934
Genesee County Employees' Retirement System	350,000	*	5,662
Dorinco Reinsurance Company	1,500,000	*	24,269
Amensure Companies/Michigan Mutual Insurance Company	500,000	*	8,089
State of Florida, Office of the Treasurer	2,500,000	*	40,449
Carefirst of Maryland, Inc.	250,000	*	4,044
Freestate Health Plan, Inc.	60,000	*	970
Carefirst Blue Choice, Inc.	80,000	*	1,294
Group Hospitalization and Medical Services, Inc.	180,000	*	2,912
American Fidelity Assurance Company	400,000	*	6,471
Jackson County Employees' Retirement System	250,000	*	4,044
Norcal Mutual Insurance Company	500,000	*	8,089
City of Birmingham Retirement & Relief System	1,300,000	*	21,033
Health Now New York, Inc.	200,000	*	3,235
The Cockrell Foundation	100,000	*	1,617

        To our knowledge, none of the selling securityholders listed above has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

The date of this prospectus supplement is March 19, 2002.